Exhibit 21
Subsidiaries of the Company

Caystar Holdings (100%) Cayman Islands
Bogoso Holdings (100%) Cayman Islands
Golden Star (Bogoso/Prestea) Limited (90%) Ghana
Wasford Holdings (100%) Cayman Islands
Golden Star (Wassa) Limited (90%) Ghana
Golden Star Exploration (Ghana) Limited (100%) Ghana
Caystar Management Holdings (100%) Cayman Islands
St. Jude Resources Ltd. (100%) Canada
St Jude (Ghana) Ltd. (100%) Ghana
Fairstar Ghana Ltd. (100%) Ghana